Exhibit 99.1

Investor Relations:	Alexandra Lynn
(617) 747-3300
ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Names Niall Ferguson to its Board of Directors

BOSTON, April 22, 2014 - Affiliated Managers Group, Inc. (NYSE: AMG) today announced the election of Niall Ferguson to its Board of Directors.

Mr. Ferguson is Laurence A. Tisch Professor of History at Harvard University, and a Senior Fellow at the Hoover Institution, Stanford University. He is a frequent commentator on contemporary and historical politics and economics and has published fourteen award-winning bestsellers, including most recently “Civilization:  The West and the Rest” and “The Great Degeneration:  How Institutions Decay and Economies Die.” In 2009 his six-part television series “The Ascent of Money” won the International Emmy for Best Documentary. In 2010 he won the Benjamin Franklin Award for Public Service, in 2012 the Hayek Prize for Lifetime Achievement and in 2013 the Ludwig Erhard Prize for Economic Journalism. Mr. Ferguson is a member of the board of trustees of the American Academy in Berlin, the Museum of American Finance and the New York Historical Society.  He is also the founder of Greenmantle, a macroeconomic and geopolitical advisory firm based in Cambridge, Mass.

“We are very pleased to welcome Niall Ferguson to our Board,” said Sean M. Healey, AMG’s Chairman and Chief Executive Officer. “Niall’s remarkable breadth of expertise and influence globally will make him an excellent addition to our Board.”

“I am honored to join AMG’s Board of Directors and work with the Company, which has achieved a remarkable record of growth and is one of the leading investment management firms globally,” said Mr. Ferguson.  “I look forward to working alongside the executive management team and Board on strategic objectives and investment opportunities that contribute to the Company’s success.”

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms.  AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy.  AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as

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through investments in new Affiliates.  In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.  As of December 31, 2013, the aggregate assets under management of AMG’s Affiliates were approximately $568 billion, pro forma for a pending investment, in more than 400 investment products across a broad range of investment styles, asset classes and distribution channels.  For more information, please visit the Company’s website at www.amg.com.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to close pending investments, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission. Reference is hereby made to the “Risk Factors” set forth in the Company’s Form 10-K for the year ended December 31, 2013.

AMG routinely posts information that may be significant for investors in the Investor Relations section of its website, and encourages investors to consult that section regularly. For additional information, please visit www.amg.com.

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